Exhibit 99.1
Investor Relations:
Erica Abrams
The Blueshirt Group for Oplink
(415) 217-7722
erica@blueshirtgroup.com
Oplink Reports Financial Results for Fourth Quarter and Fiscal Year 2006
Company Improves Profitability and Posts Revenue Growth of 90% and 60% over the Fourth Quarter and Fiscal Year 2005, respectively
Fremont, Calif., August 3, 2006 — Oplink Communications, Inc. (Nasdaq: OPLK), a leading photonic components, intelligent modules, and subsystems solution provider, today reported financial results for the fourth quarter and fiscal year 2006 ended July 2, 2006.
For the fourth quarter of fiscal year 2006, Oplink reported revenues of $16.9 million, an increase of 90% over the prior year and 16% sequentially. Net income for the fourth quarter of fiscal 2006 was $1.9 million, or $0.09 per diluted share, in accordance with accounting principles generally accepted in the United States (GAAP). This compares to GAAP net income of $868,000, or $0.04 per diluted share, reported in the fourth quarter of fiscal 2005 and GAAP net income of $1.0 million, or $0.05 per diluted share, reported in the third quarter of fiscal 2006.
Non-GAAP net income for the fourth quarter of fiscal 2006 was $2.7 million, or $0.12 per diluted share, which excludes $829,000 in stock compensation expense and a benefit of $72,000 for restructuring costs and other charges. This compares to non-GAAP net income of $1.2 million, or $0.06 per diluted share, reported in the fourth quarter of fiscal 2005, which excludes $322,000 for restructuring costs and other charges and $17,000 in stock compensation expense and non-GAAP net income of $2.1 million, or $0.09 per diluted share, reported in the third quarter of fiscal 2006, which excludes $595,000 in stock compensation expense and $460,000 for the write down of assets held for sale.
Oplink closed fiscal 2006 with $188.3 million in cash, cash equivalents and short and long-term investments.
“We are pleased to report strong revenue growth and improved profitability for the fourth quarter and for the first time in our corporate history a profitable fiscal year, “ commented Joe Liu, president and CEO of Oplink. “The strength in our business is a function of solid market conditions, where our customers like Huawei, Siemens, Tellabs, Marconi and others are winning new opportunities with global carriers. Along with revenue growth, we continued to improve gross margins as well as our operating model.
“We are encouraged by the level of activity in the market overall as we enter fiscal 2007. Overall visibility and bookings have improved over prior quarters and we are, therefore,

optimistic about our ability to continue to post sequential double digit revenue growth and increasing profitability in the coming quarter,” concluded Liu.
For fiscal year 2006, Oplink reported revenues of $54.8 million, an increase of 60% over the prior year. GAAP net income for fiscal year 2006 was $1.9 million, or $0.09 per diluted share, which compares to a GAAP net loss of $2.6 million, or ($0.13) per diluted share, reported in fiscal year 2005.
Non-GAAP net income for fiscal year 2006 was $6.1 million, or $0.28 per diluted share, which excludes $2.7 million in stock compensation expense, $1.1 million of in-process research and development costs, $460,000 for the write down of assets held for sale and a benefit of $72,000 for restructuring costs and other charges. This compares to a non-GAAP net loss of $2.8 million, or ($0.13) per diluted share reported in fiscal year 2005, which exclude $322,000 for restructuring costs and other charges, $223,000 in stock compensation expense, $163,000 for the write down of assets held for sale and a benefit of $904,000 in merger fees.
Business Outlook
The Company is planning for revenue in the first quarter of fiscal 2007 to be approximately 10% to 12% higher than the fourth quarter of fiscal 2006. In addition, Oplink expects to generate earnings per diluted share in the range of $0.10 to $0.11 on a GAAP basis. On a non-GAAP basis, excluding stock compensation expense and non-recurring charges, if any, the Company expects earnings per diluted share in the range of $0.13 to $0.14.
Oplink presents each of the fiscal quarters and fiscal year end as if it ended on the last day of each calendar quarter or twelve-month period, respectively. Oplink operates and reports using interim fiscal quarters and twelve-month periods, which end on the Sunday closest to the end of each calendar quarter and twelve-month period. July 2 was the Sunday closest to the period ended June 30, 2006. Historical per share data appearing above has been appropriately adjusted to reflect the one-for-seven (1-for-7) reverse stock split effected on November 9, 2005.
Conference Call Information
The Company will host a corresponding conference call and live webcast at 2:00 p.m. Pacific Time on August 3, 2006. To access the conference call, dial (800) 218-8862 for the US or Canada and (303) 262-2131 for international callers. The webcast will be available live on the Investor Relations section of the Company’s corporate website at http://investor.oplink.com and via replay beginning approximately two hours after the completion of the call until the Company’s announcement of its financial results for the next quarter. An audio replay of the call will also be available to investors beginning at approximately 5:00 p.m. Pacific Time on August 3, 2006 until 11:59 p.m. Pacific Time on August 5, 2006, by dialing (800) 405-2236 ((303) 590-3000 for callers outside the U.S. and Canada) and entering pass code 11065224.

Non-GAAP Financial Measures
In this earnings release and during our earnings conference call and webcast as described above, we use or plan to discuss certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A reconciliation between non-GAAP and GAAP measures can be found in the accompanying tables. We believe that, while these non-GAAP measures are not a substitute for GAAP results, they provide a basis for evaluating the Company’s cash requirements for ongoing operating activities. These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules. We compute non-GAAP net income (loss) by adjusting GAAP net income (loss) for merger fees, stock compensation expense, write down of assets held for sale, in-process research and development and restructuring costs and other charges.
About Oplink
Incorporated in 1995, Oplink is a leading provider of design, integration and optical manufacturing solutions (OMS) for optical networking components and subsystems. The Company offers advanced and cost-effective optical-electrical components and subsystem manufacturing through its facilities in Zhuhai and Shanghai, China. In addition, Oplink maintains a full complement of optical-centric front-end design, application, and customer service functions at its headquarters in Fremont, California. The Company’s customers include telecommunications, data communications and cable TV equipment manufacturers around the globe. Oplink is committed to providing fully customized, photonic foundry services incorporating its subsystems manufacturing capabilities. To learn more about Oplink, visit its web site at: http://www.oplink.com/.
Cautionary Statement
This news release contains forward-looking statements, including without limitation statements regarding Oplink’s ability to continue to post sequential double digit revenue growth and increase its profitability through the first quarter of fiscal 2007, the guidance given for anticipated revenue and earnings per share for the first quarter of fiscal 2007 and the success of Oplink’s customers in winning new opportunities with global carriers, that involve risks and uncertainties, which may cause results to differ substantially from expectations. These risks include, but are not limited to, the potential widespread downturn in the overall economy in the United States and other parts of the world and the telecommunications industry, including reductions in telecommunication spending activity, possible reductions in customer orders, challenges to successfully integrate and realize anticipated benefits of acquisitions of businesses or technologies, Oplink’s reliance upon third parties to supply components and materials for its products, intense competition in Oplink’s target markets and potential pricing pressure that may arise from changing supply-demand conditions in the industry, the need to retain and motivate key personnel, and other risks detailed from time to time in Oplink’s periodic reports filed with the Securities and Exchange Commission, including the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
The foregoing information represents Oplink’s outlook only as of the date of this press release, and Oplink undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
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(TABLES TO FOLLOW)

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,
	2006	2005
	(Unaudited)	(1)

ASSETS
Current assets:
Cash and cash equivalents	$7,856	$29,710
Short-term investments	117,395	95,696
Accounts receivable, net	13,369	7,127
Inventories	7,953	6,999
Prepaid expenses and other current assets	2,435	2,430

Total current assets	149,008	141,962

Long-term investments	63,029	60,727
Property, plant and equipment, net	23,443	25,297
Goodwill and intangible assets, net	1,694	—
Other assets	752	260

Total assets	$237,926	$228,246

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,516	$3,658
Accrued liabilities and other current liabilities	6,216	6,044

Total current liabilities	10,732	9,702

Non-current liabilities	83	—

Total liabilities	10,815	9,702

Stockholders’ equity	227,111	218,544

Total liabilities and stockholders’ equity	$237,926	$228,246

(1)	The June 30, 2005 condensed consolidated balance sheet has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(1)

Revenues	$16,915	$14,597	$8,882	$54,846	$34,355

Cost of revenues:

Cost of revenues	11,676	10,223	5,557	39,121	24,709

Stock compensation expense	72	55	—	248	27

Total cost of revenues	11,748	10,278	5,557	39,369	24,736

Gross profit	5,167	4,319	3,325	15,477	9,619

Operating expenses:

Research and development	1,767	1,547	1,544	6,140	7,173

Sales and marketing	1,238	1,083	819	4,092	3,629

General and administrative	1,512	1,451	1,336	6,300	6,160

Restructuring costs and other charges	(72)	—	322	(72)	322

Merger fees	—	—	—	—	(904)

In-process research and development	—	—	—	1,120	—

Stock compensation expense	757	540	17	2,416	196

Amortization of intangible and other assets	27	27	47	72	185

Total operating expenses	5,229	4,648	4,085	20,068	16,761

Loss from operations	(62)	(329)	(760)	(4,591)	(7,142)

Interest and other income, net	2,024	1,843	1,547	7,060	4,591

Gain (loss) on sale/disposal of assets	14	(445)	81	(458)	(96)

Income (loss) before provision for income taxes	1,976	1,069	868	2,011	(2,647)

Provision for income taxes	32	41	—	73	—

Net income (loss)	$1,944	$1,028	$868	$1,938	$(2,647)

Net income (loss) per share:

Basic	$0.09	$0.05	$0.04	$0.09	$(0.13)

Diluted	$0.09	$0.05	$0.04	$0.09	$(0.13)

Shares used in per share calculation:

Basic	21,466	21,355	21,229	21,353	21,152

Diluted	22,508	22,234	21,869	22,184	21,152

RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)

	Three Months Ended			Years Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005

Net income (loss), GAAP	$1,944	$1,028	$868	$1,938	$(2,647)

Adjustments to measure non-GAAP:

Restructuring costs and other charges	(72)	—	322	(72)	322

Merger fees	—	—	—	—	(904)

Stock compensation expense	829	595	17	2,664	223

In-process research and development	—	—	—	1,120	—

Loss on sale/disposal of assets	—	460	—	460	163

Non-GAAP net income (loss)	$2,701	$2,083	$1,207	$6,110	$(2,843)

Net income (loss) per share, non-GAAP:

Basic	$0.13	$0.10	$0.06	$0.29	$(0.13)

Diluted	$0.12	$0.09	$0.06	$0.28	$(0.13)

Shares used in per share calculation:

Basic	21,466	21,355	21,229	21,353	21,152

Diluted	22,508	22,234	21,869	22,184	21,152

(1)	The condensed consolidated statement of operations for the year ended June 30, 2005 has been derived from audited financial statements at that date.

OPLINK COMMUNICATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended
	June 30,
	2006	2005

	(Unaudited)	(1)
Cash flows from operating activities:
Net income (loss)	$1,938	$(2,647)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	6,386	7,882
Stock compensation expense	2,664	223
Acquired in-process research and development	1,120	—
Restructuring costs and other charges	(72)	322
Other	689	1,043
Change in assets and liabilities	(6,942)	(4,452)

Net cash provided by operating activities	5,783	2,371

Cash flows from investing activities:
Net purchases of investments	(23,049)	(23,622)
Net purchases of property and equipment	(1,532)	(6,202)
Acquisition of businesses, net of cash and cash acquired	(5,871)	(717)

Net cash used in investing activities	(30,452)	(30,541)

Cash flows from financing activities:
Proceeds from issuance of common stock	2,763	1,259
Repurchase of common stock	(11)	—
Payments received on notes receivable from stockholders	—	12
Repayment of capital lease obligations	—	(81)

Net cash provided by financing activities	2,752	1,190

Effect of exchange rate changes on cash	63	—

Net decrease in cash and cash equivalents	(21,854)	(26,980)

Cash and cash equivalents, beginning of year	29,710	56,690

Cash and cash equivalents, end of year	$7,856	$29,710

(1)	The condensed consolidated statement of cash flows for the year ended June 30, 2005 has been derived from audited financial statements at that date.